Exhibit 99.2

QUARTERLY FINANCIAL INFORMATION BY SEGMENT (UNAUDITED)

FOR THE THREE YEAR PERIOD ENDED DECEMBER 31, 2012

(Amounts in thousands)

	Three Months Ended													Years Ended December 31,
	3/31/2010	6/30/2010	9/30/2010	12/31/2010	3/31/2011	6/30/2011	9/30/2011	12/31/2011	3/31/2012	6/30/2012	9/30/2012	12/31/2012		2010	2011	2012
Operating revenue:
Truckload	$466,061	526,301	538,127	548,198	543,883	611,985	606,990	573,198	551,247	575,193	564,802	591,100		$2,078,687	2,336,056	2,282,342
Dedicated	119,899	128,583	130,182	135,341	137,485	154,225	158,922	174,636	171,539	181,873	182,843	188,150		514,005	625,268	724,405
Intermodal	43,383	52,372	58,864	57,666	47,525	54,344	63,176	72,830	69,045	81,120	86,063	97,710		212,285	237,875	333,938

Subtotal	629,343	707,256	727,173	741,205	728,893	820,554	829,088	820,664	791,831	838,186	833,708	876,960		2,804,977	3,199,199	3,340,685
Nonreportable segments (a)	30,250	32,116	34,745	45,863	43,798	46,355	49,232	53,602	52,331	49,162	50,828	58,791		142,974	192,987	211,112
Intersegment eliminations	(4,763)	(3,187)	(3,637)	(6,641)	(13,802)	(16,439)	(14,494)	(13,543)	(17,277)	(14,764)	(13,442)	(13,132)		(18,228)	(58,278)	(58,615)

Consolidated operating revenue	$654,830	736,185	758,281	780,427	758,889	850,470	863,826	860,723	826,885	872,584	871,094	922,619		$2,929,723	3,333,908	3,493,182

Operating income (loss):
Truckload	$24,810	42,534	58,406	67,739	28,831	57,322	68,506	68,295	46,554	67,994	53,818	77,639		$193,489	222,954	246,005
Dedicated	14,833	15,730	16,076	19,934	13,430	16,891	18,140	21,292	14,507	18,515	17,082	23,922		66,573	69,753	74,026
Intermodal (b)	(883)	267	4,076	2,367	734	(804)	339	2,877	(4,027)	123	(2,505)	(445	) (b)	5,827	3,146	(6,854	) (b)

Subtotal	38,760	58,531	78,558	90,040	42,995	73,409	86,985	92,464	57,034	86,632	68,395	101,116		265,889	295,853	313,177
Nonreportable segments (a)	(15,567)	2,658	3,542	(13,467)	3,734	(842)	2,712	4,556	868	45	1,962	5,994		(22,834)	10,160	8,869
Intersegment eliminations	—	—	—	—	—	—	—	—	—	—	—	—		—	—	—

Consolidated operating income	$23,193	61,189	82,100	76,573	46,729	72,567	89,697	97,020	57,902	86,677	70,357	107,110		$243,055	306,013	322,046

Operating Ratio
Truckload	94.7%	91.9%	89.1%	87.6%	94.7%	90.6%	88.7%	88.1%	91.6%	88.2%	90.5%	86.9%		90.7%	90.5%	89.2%

Dedicated	87.6%	87.8%	87.7%	85.3%	90.2%	89.0%	88.6%	87.8%	91.5%	89.8%	90.7%	87.3%		87.0%	88.8%	89.8%

Intermodal (b)	102.0%	99.5%	93.1%	95.9%	98.5%	101.5%	99.5%	96.0%	105.8%	99.8%	102.9%	100.5	% (b)	97.3%	98.7%	102.1	% (b)

Adjusted Operating Ratio (c):
Truckload	93.8%	90.3%	87.1%	85.2%	93.4%	88.0%	85.6%	85.0%	89.3%	84.9%	88.0%	83.3%		88.9%	87.9%	86.3%

Dedicated	86.0%	86.0%	86.0%	83.0%	88.4%	86.4%	86.0%	85.1%	89.7%	87.4%	88.6%	84.3%		85.2%	86.4%	87.5%

Intermodal (b)	102.4%	99.4%	91.7%	95.1%	98.1%	101.9%	99.3%	95.0%	107.4%	99.8%	103.7%	100.6	% (b)	96.7%	98.3%	102.6	% (b)

(a)	Our nonreportable segments are comprised of our freight brokerage and logistics management services, IEL, insurance and shop activities.
(b)	During 2012, our Intermodal reportable segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident, which increased the Intermodal Operating Ratio by approximately 430 to 520 basis points and 310 to 350 basis points for the three months and year ended December 31, 2012, respectively and increased the Intermodal Adjusted Operating Ratio by approximately 550 to 660 basis points and 400 to 440 basis points for the three months and year ended December 31, 2012, respectively, as compared to the two preceding years.
(c)	See our reconciliation of Adjusted Operating Ratio by Segment at the schedule titled “Adjusted Operating Income and Operating Ratio Reconciliation by Segment”.